Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
infoGROUP Inc. (formerly known as infoUSA Inc.):
We consent to the incorporation by reference in the registration statements (File No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391, No. 33-59256, No. 333-73106, and No. 333-73092) on Form S-8 of infoGROUP Inc. (formerly known as infoUSA Inc.) of our reports dated August 8, 2008, with respect to the consolidated balance sheets of infoGROUP Inc. and subsidiaries (the Company) as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, cash flows, and the related financial statement schedule for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of the Company.
Our report on the consolidated financial statements and the related financial statement schedule dated August 8, 2008 notes that the Company changed its methods of quantifying errors and recording stock-based compensation in 2006 and adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” in 2007.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that the Company did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states the Company has not maintained effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an emphasis of matter paragraph that states we do not express an opinion or any other form of assurance on management’s statements referring to corrective or remedial actions taken after December 31, 2007, relative to the aforementioned material weakness in internal control over financial reporting.
Our report dated August 8, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, contains an explanatory paragraph that states the Company acquired Guideline, Inc. (Guideline) on August 20, 2007, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2007, Guideline’s internal control over financial reporting associated with 7% of the Company’s consolidated total assets and 2% of the Company’s consolidated total sales included in the consolidated financial statements of the Company as of and for the year ended December 31, 2007. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Guideline.
/s/ KPMG LLP
Omaha, Nebraska
August 8, 2008